UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/25/2006

Centene Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-33395

Delaware	42-1406317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7711 Carondelet Avenue, Suite 800, St. Louis, MO 63105
(Address of principal executive offices, including zip code)

314-725-4477
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.02.    Termination of a Material Definitive Agreement

On August 25, 2006 FirstGuard Health Plan Kansas, Inc. (FirstGuard Kansas), a wholly owned subsidiary, received notification from the Kansas Health Policy Authority that the contract scheduled to terminate December 31, 2006 will not be renewed. We believe we were responsive to the state's request for proposal (RFP) and intend to file an appeal to the State's decision within the required 14-day notice period.
FirstGuard Kansas accounted for $183 million of Centene's 2005 revenue. For the first 6 months of 2006, FirstGuard Kansas contributed $111 million to revenue and had 117,100 members as of June 30, 2006.

Item 2.02.    Results of Operations and Financial Condition

On August 25, 2006 and August 28, 2006, we issued press releases concerning the notification from the State of Kansas discussed under Item 1.02 and providing financial information for our FirstGuard Kansas health plan. The full text of the press releases are included as Exhibits 99.1 and 99.2 to this report. Exhibit 99.2 is incorporated herein by reference. The information contained in the website cited in the press releases is not a part of this report.
The information in Exhibits 99.1 and 99.2 attached hereto shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits
The following exhibits relating to Item 2.02 shall be deemed to be furnished and not filed:

99.1 Press release of Centene Corporation issued August 25, 2006.

99.2 Press release of Centene Corporation issued August 28, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Centene Corporation

Date: August 31, 2006	By:	/s/ Michael F. Neidorff
Michael F. Neidorff
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release of Centene Corporation issued August 25, 2006.
EX-99.2	Press release of Centene Corporation issued August 28, 2006.